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                         Exhibit 1. (5)(g)
                         -----------------

              Form of FRC-VUL Increasing Benefit Rider



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                       INCREASING BENEFIT RIDER

          ISSUED BY GENERAL AMERICAN LIFE INSURANCE COMPANY

If this rider is offered and accepted, it will become a part of the policy. This rider is subject to all applicable terms and provisions of the policy; except as modified herein. The policy specifications page indicates the rider and the applicable increase Percentage Factor.

INCREASING        While this rider is in force, each policy anniversary
BENEFIT DATES     beginning with the first and ending with the policy
                  anniversary nearest the insured's 65th birthday, an increase in the policy's face amount will occur.

INCREASE          You may elect on the issue date of this rider one of the
PERCENTAGE        following Increase Percentage Factors. The Increase
FACTORS           Percentage Factor will apply to the policy's face amount
                  and to any supplemental coverage with an issue date the same as this rider's issue date and to any Increasing
                  Benefit Amounts exercised on previous policy anniversaries.

                  1. A percentage no less than 2% and no greater than 7.5%. The percentage must be in .5% increments; or

                  2. Cost of Living Factor. The Cost of Living Factor is the ratio to three decimal places, of (a) to (b), but never less than zero, where:

                      (a) is the average of the Consumer Price Index for All
                          Urban Consumers for July, August and September of the calendar year preceding the year in which the factor is to be applied, and

                      (b) is the corresponding average Index of July, August
                          and September for the year before the year used in
                          (a).

                  The Consumer Price Index for All Urban Consumers is published monthly by the Bureau of Labor Statistics of the United States Department of Labor. If this Index is discontinued or a new Index series is established on a different basis, we may establish a new basis for determining the Cost of Living Factor. You will be given at least 90 days notice of any such change.

INCREASING        The Increasing Benefit Amount will be equal to the face
BENEFIT AMOUNT    amount on the anniversary multiplied by:

                  a) the percentage factor as shown on the policy specifications page; or

                  b)  the Cost of Living Factor;

                  whichever was elected at issue.

                  Each Increasing Benefit Amount will be applied to the base policy and to any supplemental coverage in the same proportion as the supplemental coverage was to the base policy at issue.

                  Each Increasing Benefit Amount will be subject to the following conditions:

                  1. It must increase the face amount at least $1,000. If the Increasing Benefit Amount is less than $1,000, no increase will occur.

                  2. If the increase is based on a specified percentage factor, the Increasing Benefit Amount will not exceed the smaller of:

                      a) the calculated increase; or

                      b) $100,000

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                  3.  If the increase is based on the Cost of Living Factor, the Increasing Benefit Amount will not exceed the smallest of:

                      a) the calculated increase; or

                      b) 20% of the face amount; or

                      c) $100,000.

                  4. The monthly cost of insurance for all increases will be based on the attained age, risk classification and (in a non-unisex policy) sex of the insured as of the issue date of this rider.

                  5. The policy's face amount, including any supplemental coverage, plus the total of all increases exercised under this rider will be limited to the Aggregate Limit shown on the policy specifications page.

FACE AMOUNT       At the time the Increasing Benefit Amount is exercised, the policy's new face amount will be equal to the policy's old face amount plus the Increasing Benefit Amount.

DECREASE IN       Any decreases in face amount will be processed in the
FACE AMOUNT       following order:

                  Under the Change in Face Amount provision in the policy, if a decrease in face amount is requested, any Increasing Benefit Amounts will be decreased after:

                  1. the face amount(s) of any other rider(s) attached to the policy.

                  2.  any requested increase in the base policy's face amount.

                  Under the Allocation of Partial Withdrawals provision in the policy, if a partial withdrawal reduces the face amount, any Increasing Benefit Amounts will be decreased before:

                  1. the face amount(s) of any other rider(s) attached to the policy.

                  2. any requested increase in the base policy's face amount.

SELECTION AND     The selection and issue expense charge for the Increasing
ISSUE EXPENSE     Benefit Amount is a monthly charge which equals the
CHARGES           applicable Increasing Benefit Amount times the selection and issue expense charge rate divided by 1,000. The selection and issue expense charge rate will never exceed the rate shown on the Policy Specifications page.

REJECTION OF      You will be notified of each Increasing Benefit Amount made
INCREASE          under this rider. Each increase will be automatic. You may reject any increase by notifying us in writing within 30 days after the policy anniversary on which the increase is made. The rejection of any increase will result in the termination of this rider.

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TERMINATION       You may terminate this rider as of any monthly anniversary following a written request to us. We may require the policy and this rider for endorsement. This rider will terminate when any of the following events first occurs:

                  a) the anniversary nearest the insured's 65th birthday; or

                  b) the rejection of an increase; or

                  c) the receipt of your request to decrease the face amount;
                     or

                  d) a decrease in face amount due to a partial withdrawal; or

                  e) the lapse of the policy; or

                  f) the insured's date of death; or

                  g) surrender of the policy; or

                  h) the policy's face amount, including any supplemental
                     coverage, plus the total of all increases exercised under this rider equals or exceeds the Aggregate Limit shown on the policy specifications page.

The date of issue and effective date of this rider and the policy are the same.




            /s/ Robert J. Banstetter             /s/ Richard A. Liddy
              V.P., GENERAL COUNSEL               CHAIRMAN, PRESIDENT
                  AND SECRETARY                         AND CEO


                                  General
                              American [Logo]
                          LIFE INSURANCE COMPANY
                         ST. LOUIS, MISSOURI 63166

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